As filed with the Securities and Exchange Commission on September 8, 2014

Registration No. 333-69955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MICROS SYSTEMS, INC.

(Exact name of issuer as specified in its charter)

Maryland	52-1101488
(State of incorporation)	(I.R.S. Employer Identification No.)

7031 Columbia Gateway Drive Columbia, Maryland	21046-2289
(Address of Principal Executive Offices)	(Zip Code)

THE MICROS SYSTEMS, INC. 1991 STOCK OPTION PLAN

(Full title of plan)

Dorian Daley

Senior Vice President, General Counsel and Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Telephone: (650) 506-7000

(Name, address and telephone number of agent for service)

Copies to:

Keith A. Flaum

James R. Griffin

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, California 94065

Telephone: (650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On December 30, 1998, MICROS Systems, Inc. (“MICROS”) filed a registration statement on Form S-8 (No. 333-69955) (the “Registration Statement”) with the Securities and Exchange Commission, registering 2,200,000 shares of MICROS’ common stock, current par value $0.25 (the “Common Stock”) under the MICROS Systems, Inc. 1991 Stock Option Plan (herein, the “Stock Option Plan”).

On September 8, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 22, 2014, by and among MICROS, Oracle Corporation, OC Acquisition LLC, a wholly owned subsidiary of Oracle Corporation, and Rocket Acquisition Corporation, a wholly owned subsidiary of OC Acquisition LLC, Rocket Acquisition Corporation merged with and into MICROS, and MICROS became an indirect wholly owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by MICROS in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, MICROS hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 8th day of September, 2014.

MICROS SYSTEMS, INC.

By:	/s/ Dorian Daley
Name: Dorian Daley
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley Dorian Daley	President and Director (Principal Executive Officer)	September 8, 2014

/s/ Eric Ball Eric Ball	Treasurer (Principal Financial and Accounting Officer)	September 8, 2014